PRESS RELEASE	345 Park Avenue, 31st Floor New York, NY 10154 877.299.1588

FOR IMMEDIATE RELEASE September 12, 2017

BLACKSTONE / GSO SENIOR FLOATING RATE TERM FUND
ANNOUNCES PROPOSED TERM EXTENSION

NEW YORK, NEW YORK – Blackstone / GSO Senior Floating Rate Term Fund (NYSE: BSL, the “Fund”) announced that the Fund’s Board of Trustees has approved a proposal to extend the term of the Fund by two years by changing the Fund’s scheduled dissolution date from May 31, 2020 to May 31, 2022 (the “Term Extension”).

The Term Extension is subject to approval by the Fund’s shareholders. The Fund has filed a preliminary proxy statement relating to the Term Extension with the Securities and Exchange Commission (“SEC”), which is available at www.sec.gov and on the Fund’s website (www.blackstone-gso.com). Fund shareholders should refer to the proxy statement for details about the Term Extension, including the expected benefits and potential risks.

GSO / Blackstone Debt Funds Management LLC (the “Adviser”) and the Fund’s Board of Trustees are recommending that the Fund’s shareholders approve the Term Extension in order to allow the Fund continued access to the senior loan market with the potential to generate attractive income for shareholders through the extended life of the Fund. If shareholders vote to approve the Term Extension, the Adviser expects, subject to final approval by the Board of Trustees, the Fund to conduct an offering of rights to subscribe for additional shares of the Fund. In addition, if shareholders vote to approve the Term Extension, the Adviser has agreed to reduce its annual management fee from 1.00% of the Fund’s Managed Assets (as defined in the proxy statement) to 0.90% of the Fund’s Managed Assets, effective from the date the Term Extension is approved by shareholders until the Fund’s updated scheduled dissolution date on May 31, 2022. ALPS Fund Services, Inc. (“ALPS”), the Fund’s administrator, has also agreed to reduce the administrative fees payable by the Fund to ALPS from 0.10% to 0.09% of the average daily value of the Fund’s managed assets (subject to a minimum annual fee), also effective from the date the Term Extension is approved by shareholders until the Fund’s updated scheduled dissolution date on May 31, 2022.

About The Blackstone Group and GSO Capital Partners

Blackstone is one of the world’s leading investment firms. Blackstone seeks to create positive economic impact and long-term value for its investors, the companies it invests in, and the communities in which it works. The firm does this by using extraordinary people and flexible capital to help companies solve problems. Blackstone’s asset management businesses, with over $371.1 billion in assets under management as of June 30, 2017, include investment vehicles focused on private equity, real estate, hedge fund solutions, non-investment grade credit, secondary private equity funds of funds and multi-asset class strategies. Blackstone also provides capital markets services. Further information is available at www.blackstone.com. Follow Blackstone on Twitter @Blackstone.

GSO is the global credit investment platform of Blackstone. With approximately $94.5 billion in assets under management as of June 30, 2017, GSO is one of the largest alternative managers in the world focused on the leveraged-finance, or non-investment grade related, marketplace. GSO seeks to generate attractive risk-adjusted returns in its business by investing in a broad array of strategies including mezzanine debt, distressed investing, leveraged loans and other special-situation strategies. Its funds are major providers of credit for small and middle-market companies, and it also advances rescue financing to help distressed companies.

Investors wishing to buy or sell shares need to place orders through an intermediary or broker.

Contact the Fund at 1-877-299-1588 or visit the Fund’s website at www.blackstone-gso.com for additional information.

DISCLAIMER

The Fund intends to file a definitive proxy statement that includes important additional information regarding the proposed Term Extension with the SEC. SHAREHOLDERS ARE ADVISED TO READ THE PROXY STATEMENT WHEN IT IS AVAILABLE BECAUSE IT CONTAINS IMPORTANT INFORMATION ABOUT THE FUND, THE TERM EXTENSION AND THE PARTICIPANTS. The Fund’s executive officers and Trustees may be deemed to be participants in the Fund’s solicitation of proxies for the Term Extension. Information regarding the names and interests of the participants will be contained in the proxy statement filed with the SEC. Shareholders may obtain free copies of the proxy statement (when available) and other documents filed with the SEC at www.sec.gov or on the Fund’s website noted above.

This press release is not an offer to sell, nor a solicitation of an offer to buy, shares of any investment company.